Exhibit 99.1

Anacor pharmaceuticals NAMES GRAEME BELL AS new

Executive Vice President and CHIEF FINANCIAL OFFICER

Bell brings more than 20 years expertise in global finance, M&A and business development

Palo Alto, CA – June 1, 2015 – Anacor Pharmaceuticals, Inc. (NASDAQ: ANAC) today announced that Graeme Bell will join Anacor as its new Executive Vice President and Chief Financial Officer. Mr. Bell has more than 20 years of global financial experience in the pharmaceutical industry, and will succeed Geoffrey M. Parker effective as of June 1, 2015. Mr. Parker will remain with Anacor as a consultant to support the transition.

Mr. Bell joins Anacor from Merck & Co., Inc., where he served since 2010 as its Vice President, Country CFO, U.S. Human Health, responsible for the financial oversight and support of Merck’s U.S. pharmaceutical and vaccine business. Prior to his most recent role, Mr. Bell served in a number of positions of increasing responsibility at Merck, including as its Global Pharmaceutical Franchises Controller from 2009 to 2010, Country CFO, U.K. from 2008 to 2009 and Global Head of Investor Relations from 2004 to 2008. Mr. Bell has an MBA from Durham University (UK) and is a Fellow of the Chartered Institute of Management Accountants (CIMA).

“Graeme is an experienced pharmaceutical executive whose two decades in financial leadership roles at Merck transforming strategic business initiatives into meaningful results will be invaluable to Anacor as we continue our evolution as an emerging commercial pharmaceutical company. He brings extensive business development, strategic, operational and investor relations experience, practical expertise resourcing product launches, as well as exceptional financial leadership skills. We are excited to add a senior executive of Graeme’s caliber to Anacor and believe he will prove a strong addition to our executive team,” said Paul L. Berns, Chairman and Chief Executive Officer of Anacor. “In addition, I also want to thank Geoff for his many contributions during his term as Chief Financial Officer and for his commitment to our stockholders, employees and other stakeholders. We are very pleased to have his continuing support.”

“I am very pleased to join Anacor and its leadership team at such an exciting time,” said Graeme Bell. “Anacor’s recently approved product, KERYDIN, Phase 3 asset, AN2728, and innovative product development efforts present a unique and compelling opportunity to create value for patients, healthcare providers and Anacor’s stockholders. I’m keen to begin contributing to Anacor’s success going forward.”

“I am delighted that Graeme will be joining Anacor and I look forward to working closely with Paul, Graeme and the rest of my colleagues over the coming months to ensure a seamless transition,” said Geoff Parker.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform. Anacor’s first approved drug, KERYDIN® (tavaborole) topical solution, 5%, is an oxaborole antifungal approved by the U.S. Food and Drug Administration in July 2014 for the topical treatment of onychomycosis of the toenails. In July

2014, Anacor entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which PharmaDerm, the branded dermatology division of Sandoz, distributes and commercializes KERYDIN in the United States. In September 2014, PharmaDerm launched KERYDIN in the United States. Anacor’s lead product development candidate is AN2728, an investigational non-steroidal topical PDE-4 inhibitor for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis. Beyond KERYDIN and AN2728, Anacor has discovered three investigational compounds that it has out-licensed for further development. The first compound is licensed to Eli Lilly and Company for the potential treatment of an animal health indication. The second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative for the potential treatment of human African trypanosomiasis. The third compound is licensed to GlaxoSmithKline LLC for development in tuberculosis. Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in early stages of research and development. These include AN3365, an investigational Gram-negative antibiotic, and certain other wholly-owned investigational product candidates. For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the progress, timing and results of Anacor’s clinical trials, the safety and efficacy of Anacor’s approved product and product development candidates, the timing of the potential approval of Anacor’s product development candidates, the commercial success of KERYDIN and the timing and potential commercial success of Anacor’s product development candidates. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Anacor undertakes no obligation to update any forward-looking statement except as required by law. These forward-looking statements are based on estimates and assumptions by Anacor’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by Anacor’s forward-looking statements: the successful commercialization of KERYDIN pursuant to Anacor’s distribution and commercialization agreement with Sandoz Inc.; any issues, delays or failures arising during the course, or as a result, of Anacor’s Phase 3 pivotal studies or other studies relating to AN2728; any delay or failure by the U.S. Food and Drug Administration to approve AN2728; Anacor’s ability to timely and successfully launch, either alone or with a partner, AN2728, if approved; the impact of general economic, industry, market or political conditions; and the other risks and uncertainties identified in Anacor’s periodic filings, including Anacor’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

Company Contacts:

Anacor Pharmaceuticals, Inc.

DeDe Sheel

Senior Director, Investor Relations and Corporate Communications

650.543.7575